Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-55144


Prospectus Supplement No. 1 to
Prospectus dated March 19, 2001





                                5,000,000 TIDESSM

                      Continental Airlines Finance Trust II

                      6% Convertible Preferred Securities,
               Term Income Deferrable Equity Securities (TIDES)SM*
                 (liquidation amount $50 per each of the TIDES)
          guaranteed by, and convertible into Class B common stock of,

                           Continental Airlines, Inc.


                          ----------------------------



         The selling holders identified in this prospectus supplement and the accompanying prospectus may offer, from time to time:

o 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES)SM, or TIDES SM of Continental Airlines Finance Trust II

o 6% Convertible Junior Subordinated Debentures due 2030 of Continental Airlines, Inc.

o   shares of Class B common stock of Continental Airlines, Inc.

         Continental Airlines Finance Trust II is a Delaware business trust. The TIDES represent undivided beneficial ownership interests in the assets of Continental Airlines Finance Trust II.

         The selling holders may sell these securities from time to time directly to purchasers or through agents, underwriters or dealers. We will not receive any proceeds from the sale of these securities.

         *The terms Term Income Deferrable Equity Securities (TIDES)SM and TIDESSM are registered service marks of Credit Suisse First Boston Corporation.


                          ----------------------------


         You should carefully consider matters discussed under the caption "Risk Factors" in the accompanying prospectus beginning on page 7.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         The section in the accompanying prospectus entitled "Selling Holders" is hereby supplemented to include the following information:

                                 SELLING HOLDERS

         The TIDES were originally issued by the trust and sold by Credit Suisse First Boston Corporation and UBS Warburg LLC in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The holders named below and their transferees, pledgees, donees or successors, which we refer to as the selling holders, may from time to time offer and sell pursuant to this prospectus supplement any or all of the TIDES, and any common stock issued upon conversion of the TIDES.

         The following table sets forth information, as of March 26, 2001, with respect to the selling holders of the TIDES not listed in the accompanying prospectus and the respective number of TIDES beneficially owned by each selling holder that the selling holder may offer using this prospectus supplement.

                                 Principal Amount of TIDES                                   Number of Shares of
                                  Beneficially Owned and     Number of Shares of Common      Common Stock Offered
                                Offered by this Prospectus    Stock Owned Prior to the        by this Prospectus
       Selling Holder                   Supplement                  Offering (1)               Supplement (1)(2)
--------------------------      --------------------------   --------------------------   --------------------------
Deutsche Banc Alex
   Brown..................               1,450,000                    1,208,333                    1,208,333
UBS O.Connor LLC F/B/O UBS
   Global Equity Arbitrage
   Master Ltd.............                  70,000                       58,334                       58,334
                                         ---------                    ---------                    ---------
     Subtotal.............               1,520,000                    1,266,667                    1,266,667
                                         ---------                    ---------                    ---------
Aggregate of holders named
   in the accompanying
   prospectus.............               2,672,606                    2,227,151                    2,227,151
                                         ---------                    ---------                    ---------
Unnamed holders of TIDES
   or any future
   transferees, pledgees,
   donees or successors of
   or from any such named
   holder (3)(4)..........                 807,394                      672,849                      672,849
                                         ---------                    ---------                    ---------
     Total................               5,000,000                    4,166,667                    4,166,667
                                         ---------                    ---------                    ---------
------------------
(1) Comprises the shares of common stock into which the TIDES held by such selling holder are convertible at the initial conversion price. The conversion price and the number of shares of common stock issuable upon conversion of the TIDES are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the TIDES may increase or decrease from time to time.
    Fractional shares will not be issued upon conversion of the TIDES; rather, cash will be paid in lieu of fractional shares, if any.
(2) Assumes the offering of such shares by such selling holder pursuant to the registration statement of which this prospectus supplement forms a part.
(3) No such holder may offer TIDES or common stock pursuant to the registration statement of which this prospectus supplement forms a part until such holder is included as a selling holder in a supplement to the accompanying prospectus.
(4) Assumes that the unnamed holders of TIDES or common stock or any future transferees, pledgees, donees or successors of or from any such named holder do not beneficially own any common stock other than the common stock issuable upon conversion of the TIDES at the initial conversion price.


         None of the selling holders has, or within the past three years has had, any position, office or other material relationship with the trust or us or any of its or our predecessors or affiliates.

         Because the selling holders may, pursuant to this prospectus supplement or the accompanying prospectus, offer all or some portion of the TIDES or common stock they presently hold, no estimate can be given as to the amount of the TIDES or shares of common stock that will be held by the selling holders upon termination of any such sales. In addition, some or all of the selling holders identified above or in the accompanying prospectus may have sold, transferred or otherwise disposed of all or a portion of their TIDES or common stock since the date on which they provided the information regarding their TIDES or common stock, in transactions exempt from the registration requirements of the Securities Act.

         Only selling holders identified above or in the accompanying prospectus who beneficially own the TIDES or common stock set forth opposite each such selling holder's name in the foregoing table on or after the effective date of the registration statement of which this prospectus supplement forms a part may sell such TIDES or common stock pursuant to the registration statement. We may from time to time include additional selling holders in further supplements to the accompanying prospectus.

         We will pay the expenses of registering the TIDES and common stock being offered by this prospectus supplement and the accompanying prospectus.



                          -----------------------------



            The date of this prospectus supplement is March 26, 2001.